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                                 CODE OF ETHICS




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                  (Print Name)


                            DEAN WITTER REYNOLDS INC.

Effective March 1, 2000

                                I. INTRODUCTION

         Dean Witter Reynolds Inc. ("DWR"), a subsidiary of Morgan Stanley Dean Witter & Co., is a depositor or principal underwriter for a group of unit investment trusts (referred to herein as the "Morgan Stanley Dean Witter Funds" or the "Trusts").

         This Code of Ethics is adopted by DWR in keeping with the general principles and objectives set forth in Sections II and III below, and to enforce the highest legal and ethical standards in light of its fiduciary obligations to the Morgan Stanley Dean Witter Fund unitholders. This Code of Ethics is in addition to the firmwide Code of Ethics of DWR.

                             II. GENERAL PRINCIPLES

          A.   SHAREHOLDER AND CLIENT INTERESTS COME FIRST

         Every officer, director or employee of DWR owes a fiduciary duty to the unitholders of the Morgan Stanley Dean Witter Funds. This means that in every decision relating to investments, employees and affiliates must recognize the needs and interests of the Morgan Stanley Dean Witter Fund unitholders, and be certain that at all times the interests of the unitholders are placed ahead of any personal interest.

          B.   AVOID ACTUAL AND POTENTIAL CONFLICTS OF INTEREST

         The restrictions and requirements of this Code of Ethics are designed to prevent behavior which conflicts, potentially conflicts or raises the appearance of actual or potential conflict with the interests of the unitholders of the Morgan Stanley Dean Witter Funds. It is of the utmost importance

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that the personal securities transactions of employees and affiliates be conducted in a manner consistent with both the letter and spirit of this Code of Ethics, including these principles. Only then can an individual, and DWR as a whole, be certain to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

          C.   AVOID UNDUE PERSONAL BENEFIT

         DWR employees and affiliates should ensure that they do not acquire undue personal benefit or advantage as a result of the performance of their normal duties as they relate to the Morgan Stanley Dean Witter Funds. Consistent with the first principle that the interests of the Morgan Stanley Dean Witter Fund unitholders must always come first is the fundamental standard that undue personal advantage deriving from DWR's position as depositor or principal underwriter is to be avoided.

                                 III. OBJECTIVE

         The Securities and Exchange Commission's code of ethics rule contained in the Investment Company Act of 1940 makes it unlawful for certain persons associated with investment advisers or principal underwriters of investment companies to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. The objective of this Code is to maintain the behavior of certain individuals associated with DWR (herein called "Access Persons") within the general principles set forth above, as well as to prevent such persons from engaging in conduct proscribed by the code of ethics rule. Access Persons include any director or officer of DWR who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale securities by the Trust for which DWR acts as depositor or principal underwriter or whose functions or duties in the ordinary course of business relates to the making of any recommendation to the Trust regarding the purchase or sale of securities by the Trust and any employee of DWR who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales by the Trust.


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          IV.  GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

         Pursuant to the terms of Section 9 of the Investment Company Act of 1940, no officer or employee of DWR may become, or continue to remain, an officer, director or employee, without an exemptive order issued by the Securities and Exchange Commission, if such officer or employee is, or becomes:

     1. within the past ten years convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of the officers or employee's conduct as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

     2. permanently or temporarily enjoined by any court from acting as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

         It is your obligation to immediately report any conviction or injunction to the General Counsel of DWR.

                     V. PERSONAL TRANSACTIONS IN SECURITIES

          A.   PROHIBITED CONDUCT

          No Access Person shall buy or sell any security other than Exempt Securities for his own account or for an account in which he has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a "personal transaction") unless:

          (1)  advance clearance of the transaction has been obtained; and

          (2) the transaction is reported in writing to DWR in accordance with the requirements of sub-section D below.

          B.   RESTRICTIONS AND LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

         The following restrictions and limitations govern investments and personal securities transactions by Access Per-

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sons. Unless otherwise indicated, all restrictions and limitations are applicable to all Access Persons:

          (1)  No short sales are permitted.

          (2) No transactions in options on futures or futures or forward contracts are permitted.

          (3) No Access Person may acquire any security in an Initial Public Offering (IPO) or in a private placement.

          C.   ADVANCE CLEARANCE REQUIREMENT

     1.   PROCEDURES

          (a)  FROM WHOM OBTAINED

         Subject to the limitations and restrictions of B above, advance clearance of a personal transaction in a security must be obtained from the Clearing Officer designated by DWR.

          (b)  TIME OF CLEARANCE

          All approved securities transactions must take place on the same day that the complete advance clearance is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion. Post-approval is NOT PERMITTED under the Code of Ethics. If it is determined that a trade was completed before approval, it will be considered a violation of the Code of Ethics.

          (c)  DWR BROKERAGE ACCOUNT

          ALL TRANSACTIONS MUST BE THROUGH A DWR OR MORGAN STANLEY DEAN WITTER ONLINE INC. BROKERAGE ACCOUNT; NO OTHER BROKERAGE ACCOUNTS ARE PERMITTED UNLESS SPECIAL PERMISSION IS OBTAINED. If accounts are maintained outside of DWR or Morgan Stanley Dean Witter Online Inc., those accounts must immediately be transferred to DWR or Morgan Stanley Dean Witter Online Inc. Failure to do so will be considered a significant violation of the Code of Ethics. In the event permission is granted to maintain an outside brokerage account, it is the responsibility of the employee to arrange for duplicate confirmations of all securities transactions to be sent to the Clearing Officer.


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          (d)  FORM

          Clearance must be evidenced by a completed and signed Securities Transaction Approval Form provided for that purpose by DWR signed by the Clearing Officer.

          (e)  FILING

          After all required signatures are obtained, the Securities Transaction Approval Form must be filed with the Clearing Officer for filing in the respective individual's Code of Ethics file.

     2.   FACTORS CONSIDERED IN CLEARANCE OF PERSONAL TRANSACTIONS

          In addition to the limitations and restrictions set forth under B above, the Clearing Officer, in keeping with the general principles and objectives of this Code of Ethics, may refuse to grant clearance of a personal transaction in his sole discretion without being required to specify any reason for the refusal. Generally, the Clearing Officer will consider the following factors in determining whether or not to clear a proposed transaction:

          (a) Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security.

          (b) Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any Morgan Stanley Dean Witter Fund or client.

          (c) Whether the transaction is non-volitional on the part of the individual.

     3.   EXEMPT SECURITIES

          (a) The securities listed below are exempt from the advance clearance requirement of sub-section C AND the quarterly and annual reporting requirements of sub-section D. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

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            (i)   U.S. Government Securities;

            (ii)  Bank Certificates of Deposit;

            (iii) Bankers' Acceptances;

            (iv)  Commercial Paper; and

            (v)   Open-end investment companies (mutual funds).

            (vi) Morgan Stanley Dean Witter & Co. stock (including exercise of stock option grants). The restrictions imposed by Morgan Stanley Dean Witter & Co. on Senior Management and other persons in connection with transactions in Morgan Stanley Dean Witter & Co. stock are not affected by the exemption of Morgan Stanley Dean Witter & Co. stock from the advance clearance requirements of this Code, and continue in effect to the extent applicable.

      4.    ACCOUNTS COVERED

            Advance clearance must be obtained for any personal transaction in a security by an Access Person if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

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            The term "beneficial ownership" is defined by rules of the SEC which will be applicable in all cases. Generally, under the SEC rules, a person is regarded as having beneficial ownership of securities held in the name of:

            (a)   a husband, wife or a minor child; OR

            (b)   a relative sharing the same house; OR

            (c)   anyone else if the Access Person:

                  (i) obtains benefits substantially equivalent to ownership of the securities; or

                  (ii) can obtain ownership of the securities immediately or at some future time.

      5.    EXEMPTION FROM PRECLEARANCE REQUIREMENT

            Preclearance is not required for any account over which the Access Person has no direct or indirect influence or control. In case of doubt the Access Person may state on the Securities Transaction Approval Form that he or she disclaims any beneficial ownership in the securities involved.

            D.    REPORT OF TRANSACTIONS

      1.    TRANSACTIONS AND ACCOUNTS COVERED

            (a) All securities transactions, except for transactions involving exempt securities listed in Section V., sub-section C.3.(a) of this Code must be reported in the next quarterly transaction report after the transaction is effected.

            (b) EVERY ACCESS PERSON MUST FILE A REPORT WHEN DUE EVEN IF SUCH PERSON MADE NO PURCHASES OR SALES OF SECURITIES DURING THE PERIOD COVERED BY THE REPORT.

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      2.    TIME OF REPORTING

            Reports of personal transactions must be made within 10 calendar days after the end of each calendar quarter.

            The January Report also requires for all Access Persons an annual listing of current holdings of all non-exempt securities, except securities exempt from pre-clearance and reporting under Section V., sub-section C.3.(a), as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Code). Persons becoming Access Persons must, within 10 days of becoming an Access Person, provide such listing.

      3.    FORM OF REPORTING

            The report must be on the form provided by DWR or may consist of broker statements (attached to the Report form) which provide at least the same information.

      4.    RESPONSIBILITY TO REPORT

            The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by DWR to facilitate the reporting process does not change or alter that responsibility.

      5.    WHERE TO FILE REPORT

            All reports must be filed with the Clearing Officer.

                              VI. REVIEW COMMITTEE

            A Code of Ethics Review Committee will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Access Person. The committee shall meet on an ad hoc basis, as deemed necessary upon written request by an Access Person, stating the basis for his or her request for relief. The committee's decision is solely within its complete discretion.

                                   VII. GIFTS

            No Access Person shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does


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business with any Morgan Stanley Dean Witter Fund, not including occasional meals or tickets to theater or sporting events or other similar entertainment.

                                VIII. SANCTIONS

            Upon discovering a violation of this Code, DWR may impose such sanctions as it deems appropriate in its sole discretion, including, but not limited to, a reprimand (orally or in writing), demotion, disgorgement and suspension or termination of employment.

                               IX. EFFECTIVE DATE

            All Access Persons are required to sign a copy of this Code indicating their agreement to abide by the terms of this Code.

            In addition, all Access Persons will be required to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code of Ethics, including but not limited to the preclearance for Access Persons and the reporting of all non-exempt personal securities transactions in accordance with this Code.

                         X. ACCESS PERSON CERTIFICATION

            I have read and understand the terms of the above Code of Ethics. I recognize the responsibilities and obligations incurred by me as a result of my being subject to this Code of Ethics. I hereby agree to abide by the above Code of Ethics.


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                                               (Signature)              (Date)



                                               (Print name)